Liquidity Services, Inc. (LQDT), 3QFY2020 Earnings Call Transcript
Company Participants
Julie Davis - Senior Director, IR
William Angrick - Co-founder, Chairman & CEO
Jorge Celaya - EVP & CFO
Conference Call Participants
Colin Sebastian - Robert W. Baird & Co.
Gary Prestopino - Barrington Research Associates
Operator
Welcome to the Q3 2020 Liquidity Services Conference Call. My name is Karen, and I will be your operator for today's call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions].
I will now turn the call over to Julie Davis. Julie, you may begin.
Julie Davis
Thank you, Karen. Hello, and welcome to our Third Quarter Fiscal Year 2020 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks. The following discussion or responses to your question reflects management's views as of today, August 6, 2020, and will include forward-looking statements.
Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time,
I'd like to turn the presentation over to our CEO, Bill Angrick.
William Angrick
Thank you, Julie. Good morning, and welcome to our Q3 earnings call. I'll review our Q3 performance and provide an update on the market environment and key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter. We're very proud of our team's efforts during the June quarter to collaborate and quickly adapt during one of the most volatile periods in our history, while we continue to deliver value to our buyers and sellers in a safe and effective manner.
We are witnessing a great shift of consumer behavior during the pandemic, away from traditional solutions to digital solutions. Years of online adoption have been compressed into a few months. Without question, the investments we have made the past few years in our online marketplace platform and technology infrastructure have positioned Liquidity Services extremely well to meet the needs of customers in a post-pandemic world. Sellers and buyers are largely seeking efficient, no contact digital solutions that are stable, reliable and scalable. We are increasing our market share as sellers embrace our technology and services that result in strong execution, safety, and convenience.
In this context, retailers, manufacturers, and government agencies embraced our safe and proven solutions to conduct commerce during Q3 and foreshadows the essential role liquidity services will have in the evolving economy and ecommerce space. We are fielding more inbound inquiries across all of our segments because of our unique capabilities. Notwithstanding the volatile environment, we delivered strong results during the June quarter. Our topline results were primarily impacted by the closing of the economy in the month of April. And then we saw steady increases in the remainder of the quarter as both government agencies and corporations began to welcome employees back to physical locations and sought to monetize assets. GMV in our retail segment grew 14% and year-over-year GMV in our CAG segment declined 18%, and GMV in our Govdeals segment declined 36% compared to the prior year, reflecting the various degrees that facility closures had on our business segments.
Our Machinio segment revenue increased 23% year-over-year, driven by our cost-effective lead generation solutions for equipment sellers, many of whom are small business customers looking to stretch their marketing budgets in an uncertain economic environment. Our bottom-line results during the quarter benefited from our previous organizational realignment to centralized key business functions, our historical investments to upgrade our ecommerce, digital marketing, and back office services, and the actions we took in April to conserve our resources. These initiatives together helped drive positive GAAP net income, GAAP EPS and adjusted EBITDA as well as strong cash flow generation. These results reflect the dedication and ingenuity of our entire team to consistently deliver outstanding service and solutions in the reverse supply chain regardless of the circumstances.
During Q3, we continued to enhance our new consolidated marketplace allsurplus.com, which now features nearly 13,000 assets for sale in key categories such as biopharma, construction, consumer goods, energy, industrial equipment, and transportation. We have added new self-service features that enable a low-touch solution to sell assets online, which eliminates the need for live in-person exchanges. In turn, our marketplace platform provides buyers around the globe convenient access to the inventory and equipment they require to meet their business needs.
Our investments in machine driven recommendation tools, filtered navigation, and an improved mobile experience have all resulted in higher buyer participation and higher recovery for our sellers, along with a better experience for our buyers. We've also witnessed that our platform is sparking the creation of new businesses from well-skilled individuals who are able to conveniently buy and sell assets throughout the world using our marketplace platform. For example, our access to buyers in Asia in the early parts of the pandemic was particularly attractive to sellers as these buyers had more appetite for many asset classes than buyers in the U.S. Compared to Q2 of this year, our increased promotion of AllSurplus has resulted in a 148% increase in buyer registrations, a 119% increase in traffic, a 161% increase in unique bidders, and a 65% increase in direct transactions on the AllSurplus marketplace.
We continue to see early adoption of this new marketplace and its self-service model as sellers have an increased desire to shift to primarily cloud-based business processes and services. We believe our self-service solution over time will be an attractive growth opportunity, as business sellers and buyers continue to adapt to social distancing guidelines due to the pandemic. Looking forward, it is very difficult for us to forecast how public policy actions in the U.S. and abroad will evolve and their impact on economic activity and business and government facility closures, and thus, we are not providing Q4 financial guidance. However, as the economy and facilities have reopened, we have seen an increase in seller activity on our marketplace platform, as these organizations seek to monetize assets safely and reliably.
Our retail segment expects to continue to support online and omnichannel retailer needs through both our self-directed and our fully managed marketplace services. We expect the secular growth of online sales will require retailers to address the reverse supply chain needs in a more comprehensive way, and we are well positioned to provide the marketplace and logistics solutions needed to address any accumulation of returns or excess inventory caused by the pandemic or during the normal business cycle. In our CAG segment, while retail facility closures and travel restrictions are a headwind in the short term, we believe the need for liquidity from our industrial sellers and the demand for value-priced equipment from our buyers will create future positive conditions with a long-standing market maker reputation for selling high-value equipment globally across numerous industries and will continue to support the needs of our traditional seller base.
Our new expanded self-directed low-touch solution on AllSurplus will also provide and support the long-term growth of our CAG business in new areas such as construction and transportation. Our Govdeals segment has experienced improving momentum as governments have relaxed restrictions, and there is a strong desire to operate in a more efficient, no contact environment with respect to the management and sale of equipment. Govdeals' proven track record and efficient business model is ideally positioned to solve the needs of public sector agency clients in the current environment. In closing, we are well positioned to weather the global impacts of the pandemic. And the strength of our online platform and the ingenuity of our team will enable us to advance and solve the evolving challenges of our sellers and buyers across the industries we serve. Thank you, and I'll now turn it over to Jorge for more details on the quarter.
Jorge Celaya
Good morning, and thank you, Bill. Our third quarter of fiscal year 2020 results were strong, especially in light of the volatile environment created by the COVID-19 pandemic with business disruption and ongoing economic uncertainty. Our third quarter performance showed improving topline trends as the quarter unfolded from the lows in April as business and governments began to reopen. We are pleased with the results of our ability to manage swiftly and with purpose through such a challenging business environment, combined with our focus on helping our customers also execute on their needs, resulting in an improving topline as the quarter progressed.
We are most pleased with the positive reception in the market to our platform services and our ability to offer the required support to customers through our service offerings during this pandemic. We generated positive results that include GAAP net income, GAAP EPS, and solid adjusted EBITDA. Our third quarter fiscal year 2020 resulted in $130.1 million of GMV, revenue of $47.7 million, GAAP net income of $200,000 and adjusted EBITDA of $3.7 million. As compared to the third quarter of fiscal year 2019 and reflecting the impact of COVID-19 on our customers this year, our GMV was down 23% and revenue was down 16%.
These results reflected, one, exceptionally low activity in our CAG and Govdeals segment as a result of the COVID-19 pandemic, government ordered closures and global travel restrictions. Activity in both segments increased in May and again in June as businesses and government facilities began to reopen. 2, solid growth in

GMV and revenue in our retail RSCG segment, driven by growing volumes within existing online seller accounts and strong buyer demand for essential goods. Despite impacts in April as traditional retailers were initially forced to close and online retailers focused resources on providing essential goods to consumers during the onset of the pandemic. Three, continued growth in our Machinio business despite cautionary spending by clients, and 4, the conclusion of our DoD scrap contract in our CAG segment. Excluding the conclusions of our DoD scrap contract last year, consolidated liquidity services GMV was down 20% and revenue down 9% for the third quarter of fiscal year 2020 compared to last year, a solid performance in difficult pandemic conditions.
More specifically, our retail RSCG segment was up 14% on GMV and up 7% on revenue. Our Govdeals segment was down 36% on GMV and 35% of revenue, and our tax segment GMV was down 28% and down 57% on revenue. Yet excluding the DoD scrap contract, the CAG segment GMV was down 18% and revenue down 38%, while Machinio was up 23% in revenue. As compared to the third quarter of fiscal year 2019, our GAAP net income was $200,000 for an improvement of $4.9 million. Our adjusted EBITDA was $3.7 million, improving by $3.5 million. We have a debt-free balance sheet and ended the quarter with $72.7 million in cash, up $20.9 million compared to last quarter. We do anticipate making payments in the upcoming fourth quarter related to some cash control measures taken in the third quarter and other deferred vendor payments. We are closely monitoring the impact of the COVID-19 pandemic on our economy, our sellers, our buyers and on our own operations, while we continue to deliver our services reliably to existing and new customers.
As an update to actions we took or announced during this last quarter. One, we recently returned a portion of furloughed employees back to full-time status, mainly in our sales organization to address client demand; 2, we restored full base pay for the full quarter to all un-furloughed employees; and 3, we are cautiously resuming marketing and some priority technology investments. Looking ahead, notwithstanding the global uncertainty surrounding the COVID-19 pandemic and what would typically be a seasonally down fourth quarter, we remain optimistic about our fourth quarter of fiscal year 2020 based on the trends during the end of this last quarter and the trends within our own marketplaces currently. However, the likelihood, magnitude, and timing of these events across our segments is difficult to predict given the current economic uncertainty, unknown timing, and overall impact of the global pandemic. We will, therefore, not provide quarterly guidance. Thank you, and we will now take your questions.
Question-and-Answer Session
Operator
[Operator Instructions]. We have our first question from Colin Sebastian from Baird.

Colin Sebastian
I was hoping you could talk a little bit more about how you're promoting AllSurplus benefits or changes in activity you're seeing among buyers, hopefully in an accretive way relative to what was happening on the legacy sites? And then more broadly, with the structural shift on the B2C ecommerce side that we're clearly seeing, shouldn't that also drive higher levels of returns and liquidations? Curious if that's a dynamic that you expect to see, particularly in the coming quarters?
William Angrick
First point, one that we didn't necessarily have a perfect crystal ball on was how would buyers respond in a historical downturn? Would they have the confidence to participate in these online B2B transactional marketplaces, not just ours, but just broadly. And what we have seen is buyers embracing our AllSurplus platform. We're driving record participation in the lots that we sell. That's a combination of the increasing supply available in the marketplace. I mentioned we're at almost 13,000 assets for sale in highly desirable categories. This is property coming from Fortune 500, Fortune 1,000 companies, well-maintained property from public sector agencies. We're providing transparency and convenience. And the investments we've made, we have better navigation. We have mobile responsive design.
We're seeing a big shift into mobile adoption. We have machine driven recommendation tools now that allow buyers to see more relevant listings without having to declare their interest. So a combination of all of that has really improved our penetration of the buyer side. And the buyers, they have the capital and interest to come into the marketplace. They are frugal buyers, and we are perfectly positioned to serve their needs. You comment about the secular shift in online retail. Well, as you know, we've been positioned to benefit from that for many years. And it just so happens that we're collapsing into 1 or 2 quarters, probably another 3 to 5 years of adoption of online shopping. So without question, our marketplace technology, our services, our buyer base, our know-how and our footprint make us very well positioned to benefit from the surge in online shopping and the volume of returns that will need to be tracked, managed, and ultimately monetized in the reverse supply chain. And that's reflected in how we see our share increasing in the marketplace. We have been the most reliable solution in the reverse supply chain since March. And we're getting, I think, a lot of credit for that. So we're very enthusiastic about not just the short term, but the long-term trend in that regard.
Colin Sebastian
Would you say this a V shaped recovery?

William Angrick
Yes. V recovery would be a fair statement. I think the point is that as government facilities reopened there were a couple of key themes. One is they had to rethink how are they going to get the work done in a safe and an effective way. And our solution is ideally suited to the post-pandemic environment because it doesn't require in-person contact. We have digital native solutions for payment, for managing pickup in shipment and obviously, reaching a very large buyer base without physical live events or make ready activity. So government agencies, both the current accounts and new clients are really flocking to the type of solution that we offer, and the trend lines have continued to be strong since the end of the quarter.
Operator
And we do have our next question from Gary Prestopino from Barrington Research.
Gary Prestopino
Bill, is most of your retail business on the return side ecommerce?
William Angrick
Yes, it is.
Gary Prestopino
Okay. Because that's pretty good growth, and that would explain some of that, what's going on there. I guess one of the questions that I would have is, we're hearing - well, first of all, your quarter really benefited from an absolute decrease in OpEx and some of it driven by the pandemic or driven by the pandemic actually. And you're going to restore some of that. But coming out of this, have you been able to kind of ascertain that maybe in terms of the spending, you can do a whole lot more without spending as much as you had been, particularly on the technology side and the marketing side. It's just kind of a rhetorical question, but we're hearing that from a lot of companies out there. We're able to do more with less.
William Angrick
I think there's no question that Corporate America, society in general is looking for ways to be more productive and are testing historical assumptions on how they got things done, and that's something, Gary, that we've done at Liquidity Services first. We've had to work in largely a virtual environment. And yet, we're booking new business all over the world without ever physically going to see these clients. The way that we're able to do that is because we have a tremendous track record. We're a known quantity with $8 plus billion of completed transactions. We can share all of that through a WebEx, through a virtual exchange. We have a lot of that past performance at our fingertips to share with our clients, and they can go online and see our results every minute of every day.
So we're well positioned to sell in a virtual world, and that is important. And so it does test your assumption of why did we ever get on a plane and go stay in a hotel. The other area you see is all the trade shows are gone, right? And so we're filling that void through some creative marketing projects that allow us to bring best practice case studies to our clients but in a different way. We have never really been a heavy real estate sort of business. Our distribution centers in the retail supply chain are highly coveted because they provide that extra space where retailers like to channel returns. And you can imagine if there's a backlog for a couple of quarters, that really impinges on retailer or manufacturer space. So that is an asset for us.
But outside of that, we're a very asset-light business. So we haven't had to really deal with a lot of storage for industrial or government. I think the idea that we're looking for automation and digital tools to replace labor-intensive activities. That's certainly a theme. And while we did restore many of the furloughs, and we had some temporary holiday in some of our salaries, which has been restored. I think we're going to lean into continuing that automation, working virtually and we're going to supplement our investment in the area of sales and marketing, principally to take these themes we've discussed and make more people aware of our services. Honestly, there are a lot of people that don't even know who we are yet, which is an opportunity for us. So we're going to invest in seller facing marketing in our sales organization.
Gary Prestopino
And then I just want to clear up something with AllSurplus. I may be a little confused. But AllSurplus is - it's a cloud-based system. It's mostly self-service. And is that a marketplace that aggregates all of your marketplaces in terms of a point of entry for a seller or a buyer? Or am I incorrect with that?
William Angrick
Yes. It envelopes all of the government industrial assets. You'll see really more of the high-value equipment than retail inventory in AllSurplus, although we have lots of consumer goods there, too. It is enveloping all of that plus direct AllSurplus supply that's coming in from our new self-service clients. And a number of folks have discovered the importance of that in this current environment, and that's something we're going to continue to fuel for the growth of AllSurplus.
Gary Prestopino

So I guess, does it get to the point where you would eventually start reporting GMV on AllSurplus? Or are you still going to bucket it in your 3 other areas?
William Angrick
Well, AllSurplus is a brand, not a business unit. So I think that's an important distinction. So our segments will continue as they are.
Operator
We have our next question from Colin Sebastian from Baird.
Colin Sebastian
Bill, just a couple of follow-ups. On the fulfillment centers, I just wonder what the current status is there? Any locations that we need to be concerned about from a pandemic standpoint? And then also related to capacity, I know you're moving more towards self-serve, but if there's any capacity issue concerns you might have? And then as stores reopen, outside of the ecommerce side of the business, on the B2C side from supply or as stores reopen or where stores have reopened, do you see an upswing in merchandise liquidations from overstocks or whatever from that part of the channel?
William Angrick
So Colin, the important point for us on the fulfillment centers is that we are deemed an essential supply chain business and even in the depths of the shutdown, we continuously operate our fulfillment centers, and that was a value and the service for buyers and sellers. So we've not had any issues relative to continuity of operations in our fulfillment centers. And we have flex space that we can acquire to accommodate any surge in inventory or surge in the need for the use of our storage and fulfillment centers. And we're going to continue to see, I think, demand for that.
As far as the traditional brick-and-mortar stores reopening, certainly, a lot of overstock and seasonal merchandise that gets transacted. A lot of that goes to different channels. The apparel market, for example, you're going to see big players, like T.J. Maxx do a lot in the merchandise overstock apparel. We are presented with opportunities and we're less interested in sort of one-off purchase of overstock items. We're more interested in embedding ourselves in recurring flows of store returns or seasonal shelf pulls. I mean shelf pulls are something that fit in our wheelhouse, and they would be deemed sort of overstock. But we're not doing sort of Chapter 7 type of big buys of inventory as stores wind down, and they go out of existence. That's not our focus. I do think the backdrop of what's happening and how clients are needing to start a very focused standing up omnichannel is an opportunity for us, and we help solve needs for retailers that have to straddle physical returns coming to their stores from online sales, and that can be a burden at the store level.
So we take that burden off their hands by leveraging our fulfillment centers in our marketplace or clients can set up direct to the marketplace self-service programs and quickly turn that inventory and reduce the touches, reduce the transportation cost to the overall value chain, if you will. So that's an opportunity for us.
Colin Sebastian
So on that, I mean, how do you see the positioning on a competitive basis, alternatives that might have more of a private marketplace or private site approach to liquidations? Do you see the way that online liquidations are happening is changing? Are you happy with your offering? Any kind of broader thoughts on that would be helpful.
William Angrick
I think some of those solutions are more point solutions. They'll help somebody move truckloads of somewhat homogeneous items. And they do so with a fee structure that's not very sustainable. What we know from our experience is that clients want more comprehensive solutions. So we're able to provide the self-directed solutions for not just truckloads, but it could be case, pallet, truckloads, even container loads. We have a much broader buyer base for all lot sizes and also for all types of goods, both category and condition type. And having that expansive buyer base to absorb the full range of goods is very important and very valuable for clients.
It's sort of a one-stop solution. And if there is a thing that we've learned in the downturn is that once smaller providers - buyers stop performing and those good stop moving, it's a big logistics headache and challenge for the client. And so the ability for us to step in and handle logistical issues through our other menu of services is highly valued. So what we'll see is, at the one end of the continuum, offering a tech-enabled self-service solution for the clients. Many of them are small and midsized enterprises who want that. But if clients want a more durable, scalable solution, you have to provide more than just that. You have to provide additional value-added services. You have to be able to manage logistics and storage issues and have that broader buyer base and depth of large lot liquidity to move the full range of goods and all condition types.
Operator
We do have our next question from Gary Prestopino from Barrington Research.
Gary Prestopino

Yes. I just wanted to address the increase in cash for the quarter. Jorge, I know you kind of discussed, there were some things there that I think you may have said and I don't recall or I wasn't able to write it down that the buildup in cash occurred because you maybe have delayed some payments or something. Could you just kind of address that for me?
Jorge Celaya
Sure, Gary. Regardless of any deferred payments or any anomalies, we had a strong cash-generating quarter. As you know, I've said in the past that if you look at our history, our cash generation over time, not in any particular quarter, but over time, has a very good correlation to our adjusted EBITDA less CapEx. And the fact that we had strong adjusted EBITDA is a good reason for having good positive cash generation. That said, we did in the quarter, work hard on maximizing our cash, and that included some deferrals of some outflows of cash that will take place here in this fourth quarter. And one example of that, right, is some compensation payments like the deferred compensations that we had and the other is some vendor payments that we got some temporary terms, like a lot of people did during the pandemic, April, May, June timeframe. But I think, generally speaking, it was a good quarter for cash generation.
Our business model is one that, as Bill has said, that lends itself to a cash-generating ability when we have profitable topline growth. We're not a heavy investment type of company. We do have some inventory, but not a lot. We're pretty asset light. And as we move to a greater mix of consignment, which includes self-service, of course, what we see is that we just will, on the way up in a growth environment, we generate very strong cash because it's a very - the consignment, especially self-service business is very scalable and leverageable when it's growing profitably. So I think that regardless of some of our exceptions, it was still a very good quarter from a cash point of view.
Gary Prestopino
Okay. And that deferred comp really deals with the restoring full pay and providing back pay for the salary reductions?
Jorge Celaya
Yes, that's correct.
Operator
And I'm showing that there are no more questions in queue.

Julie Davis
Great. Thank you all for your participation in today's call. If you do have any additional follow-up, please feel free to reach out to me afterwards and we can get something set up. Thank you, and have a good afternoon.
Operator
Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.